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                                                                    EXHIBIT 16.1


[Deloitte & Touche Letterhead]


[Deloitte & Touche Logo]

July 6, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

WE have read Item 4. of Compuware Corporation Employees' Stock Ownership Plan and 401(K) Salary Reduction Arrangement (the "Plan") Form 8-K dated July 6, 2004 and have the following comments:

1. We agree with the statements made in parts (i), (ii), (iv) and (v) of Section (a) of Item 4.

2. We have no basis on which to agree or disagree with the statements made in part (iii) of Section (a) and in Section (b) of Item 4.

Yours truly,

/s/ Deloitte & Touche LLP

cc:    Ms. Laura L. Fournier, Senior Vice President and Chief Financial Officer
                Compuware Corporation and Plan Fiduciary
       Mr. Peter Karmanos Jr., Chairman and Chief Executive Officer
       Mr. William R. Halling, Chairperson of the Audit Committee